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                  WENDY'S INTERNATIONAL, INC. AND SUBSIDIARIES
                                   EXHIBIT 11
                   COMPUTATION OF NET INCOME PER COMMON SHARE


                                                            (In thousands except per share data)
                                                             QUARTER ENDED         QUARTER ENDED
                                                                JUNE 30               JULY 2
                                                                 1996                  1995
                                                               --------              --------
Weighted average number
  of common shares outstanding ..................               110,726               102,006
  Shares issuable pursuant
     to employee stock option plans
     less shares assumed repurchased
     at the average market price ................                 2,372                 2,972
  Shares issuable upon conversion of exchangeable
   shares .......................................                16,450                16,450
                                                               --------              --------
Number of shares for computation of
  primary earnings per share ....................               129,548               121,428
   Add net additional shares issuable
     pursuant to employee stock option plans at
     period-end market price ....................                    59                    60
   Add additional shares issuable
     assuming conversion of
     subordinated debentures ....................                 1,502                 8,128
                                                               --------              --------
Number of shares for computation of
  fully diluted earnings  per share .............               131,109               129,616
                                                               ========              ========

Net income for computation of primary
  earnings per share ............................              $ 49,304              $ 40,039
  Add savings on assumed dilutive conversion
   of subordinated debentures net of tax ........                  --                   1,291
                                                               --------              --------
Net income for computation of fully diluted
  earnings per share ............................              $ 49,304              $ 41,330
                                                               ========              ========
Net income per share:
  Assuming primary dilution .....................              $    .38              $    .33
                                                               ========              ========

  Assuming full dilution ........................              $    .38              $    .32
                                                               ========              ========
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